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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report......March 17, 1999

                 National Bancorp of Alaska, Inc.
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      (Exact name of registrant as specified in its charter)

          Delaware                  0-10769          92-0087646
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   (State or other jurisdiction    (Commission      (IRS Employer
    of incorporation)               File Number)    Identification No.)

   Northern Lights Boulevard and C Street, Anchorage, AK  99503
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   (Address of principal executive offices)              (Zip Code)

                  (907) 276-1132
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    (Registrant's telephone number, including area code






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Item 5. Other Events
        Press Release


FOR IMMEDIATE RELEASE                 CONTACT:  Elaine Junge, APR
DATE:  March 16, 1999                          (907) 265-2771, or
                                       Terry Kipp, (907) 265-2932


             National Bancorp of Alaska Announces Investment Gains

                          and Quarterly Cash Dividend



   (Anchorage, AK) -- At its March shareholders' meeting, National Bancorp of

Alaska Chairman Ed Rasmuson announced that management anticipates a $9 million pre-tax gain from a limited partnership investment during the second quarter of

1999.  This will benefit net income for the year by an estimated $5 million for the year.



   "Over the past 10 years, we have invested in a variety of limited partnerships with sophisticated investment management firms," Rasmuson said.

"At year-end 1998, National Bancorp of Alaska's investment in limited partnerships totalled $71.4 million.  These limited partnerships have terms of five to 10 years, with prospective returns that we could not achieve through our daily banking practices.  Like banks across the nation, NBA continues to look for non-interest sources of income."



   At its March board meeting, the National Bancorp of Alaska board of directors approved its regular quarterly cash dividend of 15 cents per share,

according to board chairman Edward B. Rasmuson.  The dividend is payable April

9, 1999 to shareholders of record on April 2, 1999.

                                    (more)

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Add One -- National Bancorp of Alaska



   National Bancorp of Alaska is the holding company that owns all of the shares of National Bank of Alaska.  NBA is one of the highest capitalized banks in the United States and is a NASD listed stock under the ticker symbol NBAK.

Its web site is www.nationalbankofalaska.com.



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                              SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       NATIONAL BANCORP OF ALASKA, INC.

 March 17, 1999                        /s/Gary Dalton
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     Date                              Gary Dalton,Executive Vice
                                       President and Controller
                                       (Pricipal Accounting Officer)





































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